Paradigm                                                       September 3, 1998
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                   WE NEED ANOTHER 60,245 SHARES TO VOTE YES!


Dear Valued Stockholder:

Paradigm has adjourned its annual shareholder meeting again due to insufficient voting to carry proposals to their conclusion. The shareholder meeting is now scheduled to reconvene on September 10, 1998 at 3 p.m. at Paradigm's headquarters in Milpitas. You are receiving this letter, and another proxy card, because you are the owner of record of Paradigm Technology common stock as of June 19, 1998, and our records show that as of September 3, 1998 your vote had not been confirmed. It is mandatory that Proposal 2 through 4 all carry to consummate the merger.

If you have voted and have received this letter- that means that your vote has not yet been registered. Please take a moment to call the toll free number and re-vote your shares using the control number on the ballot. Please be advised that if you have voted AGAINST, ABSTAINED or HAVE NOT VOTED you are in fact casting a vote for Paradigm's probable liquidation. Fellow shareholders, we are so close that it would be tragic if all shareholder value was lost due to a lack of approximately 3.4% of the outstanding shares. We have approximately 62% of the total share vote cast on the merger proposals, and we need a total of about 60,245 additional votes FOR the proposals to carry the merger favorably.

I am once again writing to you to ask that, regardless of the number of shares you own - If you haven't voted, please take the time to do so FOR the proposals in order to save any shareholder value. - If you voted against, or abstained-please rethink your vote and recast your vote FOR the proposals.

For the past several weeks the remaining Paradigm employees and I have been attempting to contact those of you who permitted your addresses to be provided by your Brokers. Those calls are being performed because our people are sincerely attempting to work on your behalf to save shareholder value. If any of you are having difficulty in understanding the complicated proxy, or need an opportunity to speak with me directly I may be reached at my direct dial of 408-546-1116, or alternatively I am available at my personal cellular number of 408-921-8522. I urge you to contact me with any concerns that you may have about Paradigm or the merger. I will do my best to respond to each of you in an effective fashion.

To save you time and effort we are offering a convenient way to vote your shares by phone or by the Internet if your broker permits. Simply call the toll-free number on the top of the voting form or alternatively, please sign and date the card and mail it back today. Because of timing issues it is urgent you vote your proxy regardless of when you receive the mailing, even if it is after the September 10th adjournment date. Your vote counts. I sincerely hope this communication clearly conveys Paradigm's position on the merger, and perhaps makes a very confusing situation clearer.

                                        Urgently,

                                        /s/ Richard M. Morley

                                        Richard M. Morley
                                        Acting President and CEO

Paradigm                                                       September 3, 1998
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WE NEED ANOTHER 60,245 SHARES TO VOTE YES!

Dear Valued Stockholder:

Paradigm has adjourned its annual shareholder meeting again due to insufficient voting to carry proposals to their conclusion. The shareholder meeting is now scheduled to reconvene on September 10, 1998 at 3 p.m. at Paradigm's headquarters in Milpitas. You are receiving this letter, and another proxy card, because you are the owner of record of 500 or more shares of Paradigm Technology common stock as of June 19, 1998.

In my last mailing I indicated that we had adjourned the meeting for the third and final time. We have been able to adjourn the meeting again in anticipation of receiving sufficient votes to carry the proposals. As of this writing we are absent the favorable vote of only 3.4% of the outstanding shares. We have approximately 62% of the total share vote cast on the merger proposals, and we need a total of 60,245 additional votes FOR the proposals to carry the merger favorably. Fellow shareholders, when Paradigm started its aggressive phone and mail campaign after the first adjournment we required approximately additional 443,000 shares. It would be tragic to lose shareholder value when we are this close. It is Critical that Proposal 2 through 4 all carry to consummate the merger. A majority of all outstanding shares is required since these proposals require a change to our Amended and Restated Certificate of Incorporation.

If any of you are need an opportunity to speak with me directly I may be reached at my direct dial of 408-546-1116, or alternatively I am available at my personal cellular number of 408-921-8522. For any shareholder with urgent questions I request that you contact me directly and I will do my best to respond to each of you in an effective fashion.

You may have already voted your shares FOR the Paradigm and IXYS merger. If you have voted FOR, or recently changed your vote to FOR and have received this letter- that means that your vote has not yet been registered. Please take a moment to call the toll free number and vote your shares using the control number on the ballot. Regardless, we thank you for your support on these matters.

If you have voted AGAINST, ABSTAINED or HAVE NOT VOTED you are in fact casting votes for Paradigm's probable liquidation. Please reconsider this position on behalf of all of the shareholders, creditors and employees of Paradigm.

To save you time and effort we are offering a convenient way to vote your shares by phone or by the Internet if your broker permits. Simply call the toll-free number on the top of the voting form or alternatively, please sign and date the card and mail it back today. Because of timing issues it is urgent you vote your proxy regardless of when you receive the mailing, even if it is after the
September 10th adjournment date.    Your vote counts.  PLEASE CALL ME WITH YOUR
CONCERNS!

                                        Urgently,

                                        /s/ Richard M. Morley

                                        Richard M. Morley
                                        Acting President and CEO